COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CONNECTICUT INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

            LEHMAN      DREYFUS
           BROTHERS     CONNECTICUT
           10-YEAR      INTERMEDIATE
           MUNICIPAL    MUNICIPAL
             BOND         BOND
 PERIOD    INDEX *        FUND

6/26/92    10,000       10,000
3/31/93    10,898       10,812
3/31/94    11,205       11,205
3/31/95    12,048       11,833
3/31/96    13,116       12,672
3/31/97    13,800       13,227
3/31/98    15,233       14,372
3/31/99    16,188       15,084
3/31/00    16,265       15,070

* Source: Lipper Analytical Services, Inc.